Exhibit 99

PRESS RELEASE

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES
COMMENCEMENT OF EXCHANGE OFFER FOR OUTSTANDING
10 1/4% SENIOR NOTES

        BETHESDA, MARYLAND, July 24, 2006 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announced today that it has commenced an exchange offer in which it is offering to issue new, registered 10 1/4% Senior Notes due 2014 in exchange for the Company’s outstanding, unregistered 10 1/4% Senior Notes due 2014. The exchange offer, which is being made to the holders of the $175 million principal amount of outstanding unregistered notes, will expire at 5:00 p.m. on August 21, 2006. The new notes are substantially identical to the previously issued notes except that the new notes will be free of the transfer restrictions that apply to the unregistered notes.

        The unregistered 10 1/4% Senior Notes due 2014 were sold by Hanger on May 26, 2006 to a limited number of qualified institutional buyers.

        Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world's premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 621 patient care centers in 46 states including the District of Columbia, with 3,290 employees including 1,032 practitioners (as of 3/31/06). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

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        This press release does not constitute an offer of any securities for sale.